                                                                    EXHIBIT 99.1


      VALLEY NATIONAL GASES REPORTS RECORD QUARTER & FISCAL YEAR EARNINGS

         Washington, Pa. August 10/PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the fourth quarter and year ended June 30, 2005 were $0.18 and $1.28 per diluted share, respectively, compared to $0.13 and $0.81 per diluted share for the same periods last fiscal year. Sales for the fourth quarter were $37.8 million, an 8.1% increase over the same quarter last year. Sales for the year were $167.7 million, an 8.6% increase over last year.

         Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, "Our earnings this quarter represent the seventh consecutive quarter in which we have achieved record performance. Our net earnings for the year increased by 61.1% as compared to our fiscal year 2004 performance. We were able to achieve record performance in spite of a warmer than average heating season in the markets we serve, which reduced propane demand. Continuing success with our pricing initiatives, coupled with stronger demand for our industrial gases and hardgoods products throughout the year, were the foundation for our success. Aggregate fourth quarter sales were 8.1% higher than last year's comparable quarter, with hardgoods sales up by 8.5% and gases up by 5.5% over last year's fourth quarter."

         Mr. Indelicato further commented: "Our continuing effort to leverage sales through effective cost management also contributed significantly to our results. We exceeded our goal of reducing total operating, distribution and administrative expenses as a percent of sales to less than 36.0% by finishing the year at 33.9%. Strong sales margins and a leveraged expense profile resulted in income from operations for the year of 14.7%, which is another record for us."

         Net sales increased $2.8 million, compared to the prior year quarter, with acquisitions affecting neither quarter. Hardgoods sales increased by $1.2 million and industrial gases, cylinder rent and other increased by $0.7 million. Propane sales increased $0.9 million, or 15.9%, almost totally as a result of pricing. Net sales for the twelve months ended June 30, 2005 increased $13.2 million, as compared to the prior fiscal year. The year-to-year change reflected an increase of $7.1 million for hardgoods, an increase of $0.9 million for industrial gases, and an increase of $0.7 million for cylinder rent and other. Propane sales increased $4.5 million, or 11.1%, reflecting $7.2 million in price increases and a $2.7 million decrease in the volume, with warmer than normal temperatures during the past heating season.

         Sales mix for the quarter consisted of 42.0% from industrial gases and cylinder income and 41.0% from hardgoods, consistent with the same period last year. Sales mix for the year consisted of 37.0% from industrial gases and cylinder income and 36.0% from hardgoods, compared to 39.0% from industrial gases and cylinder income and 35.0% from hardgoods for the same period last year.

         Income from operations totaled $3.9 million, an increase of $0.3 million, or 8.6% compared to $3.6 million for the fourth quarter of 2004. For the year ended June 30, 2005, income from operations totaled $24.7 million, an increase of $6.3 million or 33.9%, compared to $18.4 million for the year ended June 30, 2004. Income from operations as a percent of net sales was 10.5% in the fourth quarter of 2005 and 14.7% for fiscal year 2005 compared to 10.4% for the fourth quarter of 2004 and 11.9% for fiscal year 2004.

         Depreciation and amortization expense increased $0.1 million and $0.3 million for the quarter and fiscal year, respectively, compared to the prior fiscal year.

         Interest expense decreased $0.3 million and $1.4 million for the quarter and fiscal year, respectively, primarily due to lower outstanding debt levels.

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         The Company's effective tax rate increased from 37.0% for the prior year to 37.6% for the current year.

         Valley National Gases, with headquarters in Washington, Pennsylvania is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty-seven locations in twelve states, with nine production and distribution centers in the eastern and midwestern United States.

         The Company will host an earnings teleconference on Thursday, August 11, 2005, beginning at 11:00 a.m. Eastern Time. Access the teleconference by calling 800-818-6210. The press release and a replay of the teleconference will be available in the 'Investor Info' section on the Company's website at http://www.vngas.com. The telephone replay will be accessible for one week starting August 11th at 1:00 p.m. Eastern Time by calling 800-633-8284 and entering reservation number 21255960.



This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Valley National Gases Incorporated contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Valley that could cause such material differences are identified and discussed from time to time in Valley's filings with the Securities and Exchange Commission, including Valley's ability to evaluate, negotiate, complete and integrate acquisitions, finance and manage future growth, maintain supply and customer relationships, retain key employees and comply with financial covenants in its credit facility; the prices and markets for gases, including propane; economic factors such as the level of economic activity nationally and in the regions Valley serves and political and economic conditions generally; the continued execution of operating improvements; competition; the outcome of litigation relating to product liability, employment law and other claims; and those factors which are discussed in Exhibit 99.1 to Valley's Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2005, which factors are also incorporated herein by reference.

Valley undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Valley makes on related subjects in future reports to the SEC.












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                       VALLEY NATIONAL GASES INCORPORATED
                       CONSOLIDATED STATEMENT OF EARNINGS
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                     Three Months Ended                   Twelve Months Ended
                                                                          June 30,                              June 30,
                                                                  2005               2004               2005               2004
                                                               ----------         ----------         ----------         ----------
Net Sales                                                      $   37,807         $   34,975         $  167,699         $  154,456
                                                               ----------         ----------         ----------         ----------
Cost of products sold, excluding depreciation                      17,486             15,641             78,345             71,558
Operating, distribution and administrative (1)                     14,502             14,084             56,874             57,231
Depreciation                                                        1,754              1,527              6,711              5,811
Amortization of intangibles                                           243                366              1,108              1,663
Loss (Gain) on disposal of assets                                    (129)              (282)                (8)              (225)
                                                               ----------         ----------         ----------         ----------
Total costs and expenses                                           33,856             31,336            143,030            136,038
                                                               ----------         ----------         ----------         ----------
Income from operations                                              3,951              3,639             24,669             18,418
                                                               ----------         ----------         ----------         ----------
Interest expense                                                      953              1,292              4,306              5,657
Other income, net                                                     181                133                522                319
                                                               ----------         ----------         ----------         ----------
Earnings before minority interest                                   3,179              2,480             20,885             13,080
Minority interest                                                     358                880              1,071                880
                                                               ----------         ----------         ----------         ----------
Net earnings before taxes                                           2,821              1,600             19,814             12,200
Provision for income taxes                                          1,047                386              7,443              4,520
                                                               ----------         ----------         ----------         ----------
Net earnings                                                   $    1,774         $    1,214         $   12,371         $    7,680
                                                               ==========         ==========         ==========         ==========



Basic earnings per share                                       $     0.19         $     0.13         $     1.30         $     0.82
Diluted earnings per share                                     $     0.18         $     0.13         $     1.28         $     0.81
Weighted average shares
    Basic                                                           9,574              9,434              9,525              9,381
    Diluted                                                         9,733              9,556              9,689              9,444


(1) Operating, distribution and administrative expenses for the three and twelve months ended June 30, 2005 include a reduction of $0.5 million and $2.9 million, respectively in rent expense, partially offset by other expenses of $0.2 million and $0.8 million, respectively, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.

     Operating, distribution and administrative expenses for the three and twelve months ended June 30, 2004 include a reduction of $0.8 million in rent expense, partially offset by other expenses of $0.3 million, as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley as of March 31, 2004.